May 16, 2005





Applebee's International, Inc.
4551 West 107th St.
Overland Park, KS  66207


Ladies and Gentlemen:

I refer to the Registration Statement of Applebee's International, Inc. (the "Company") on Form S-8 to be filed with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the "Act"), 4,500,000 shares of the Company's Common Stock, $.01 par value (the
"Common  Stock"),  to  be  issued  pursuant  to  the  terms  of  the  Applebee's
International, Inc. Employee Stock Purchase Plan and the Applebee's International, Inc. Amended and Restated 1995 Equity Incentive Plan (together, the "Plans").

I am familiar with the proceedings to date with respect to such proposed issuance and have examined such records, documents and matters of the law and satisfied myself as to such matters of fact as I have considered relevant for the purposes of this opinion.

Based upon the foregoing, it is my opinion that the 4,500,000 shares of Common Stock to be issued under the Plans, when issued and sold in accordance with the Plans, will be legally issued, fully paid and non-assessable. This opinion is limited to the Delaware General Corporation Law.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to me in the Registration Statement. My consent shall not be deemed an admission that I am an expert whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Rebecca R. Tilden

Rebecca R. Tilden
Vice President and General Counsel